Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ISSUES REVISED SECOND QUARTER 2015 EARNINGS GUIDANCE

Fort Wayne, Indiana - July 10, 2015 - Franklin Electric Co., Inc. (NASDAQ:FELE) - Franklin Electric has revised its previously issued earnings guidance for the second quarter ended July 4, 2015.

For the second quarter, the Company expects adjusted earnings per share to be approximately $0.35 cents versus the previously issued guidance on April 28, 2015 of $0.54 to $0.58 cents, as a result of significantly lower sales. Second quarter revenues were approximately $37 million below the second quarter 2014, and guidance, with the vast majority of the decline occurring during May and June.

Gregg Sengstack, Chairman and Chief Executive Officer commented: "Record rainfall during May and June in North America, especially in the Central region of the U.S., lower than expected shipments of the Pioneer branded de-watering equipment that largely supports the oil exploration end markets in the U.S., a significant slowing in the growth of our business in Brazil and further weakening of key developing region currencies all drove results significantly below our initial estimates for the quarter.

In response, we are continuing to take cost reduction actions to better position the Company for the future. With these actions, if the revenue decline in the second half of the year is similar to the first half, down about 8 percent as compared to the second half of 2014, we expect that our earnings will be about the same as the second half of 2014. If the decline is less, then our earnings should show year-over-year improvement.”

The company will provide further information on the second quarter financial results and outlook during its earnings conference call currently scheduled for July 28, 2015.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2015, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.